FOR IMMEDIATE RELEASE

Contact:

Stephen R. Martin

Vice President, Public Relations

585-393-6068

smartin@cnbank.com

Canandaigua National Corporation Acquires Greentree Capital Management, LLC

Canandaigua, N.Y., December 22, 2008 – Greentree Capital Management, LLC announced today that it has been purchased by The Canandaigua National Bank & Trust Company (CNB), the subsidiary bank of Canandaigua National Corporation (CNC).  The sale is expected to be completed December 31, 2008 and terms of the sale were undisclosed.  Greentree has approximately $50 million in assets under management.

Peter Gaess, Founder of Greentree, noted, “CNB has been our valued and trusted colleague and custodian for over 15 years.  CNB’s structure will allow for the continuity of our investment style and practice, within a group with whom we have strong familiarity and comfort.”

George W. Hamlin, IV, President and Chief Executive Officer of CNB, said, “We are pleased to have Greentree join the ranks with CNB in serving their clients.  Working together we see a smooth transition for the customers of Greentree.”

About Greentree Capital Management, LLC

Since 1991 Greentree Capital Management, LLC has been providing a highly principled, personal investment management client service approach that combines a risk sensitive, well reasoned investment philosophy.   Their long-term approach to investing is employed to produce a portfolio tailored to meet the unique needs and preferences of their clients.

About The Canandaigua National Bank & Trust Company
Incorporated in 1887, Canandaigua National Bank & Trust serves the Finger Lakes and Greater Rochester region of Upstate New York.   As the region’s only local, community-owned, full-service financial institution CNB has 23 community offices, a network of over 50 ATM's and a full range of comprehensive financial services for individuals, businesses, municipalities and not-for-profit organizations.

The CNB Wealth Strategy Group with Trust powers since 1919 has a qualified staff of 50 financial professionals managing $1.6 billion dollars in Trust/Investment assets.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management.  Actual results could differ materially from current beliefs or projections.  There are a number of important factors that could affect the Company’s forward-looking statements which include the transition of accounts, the execution by the Company of its strategy and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to revise these statements following the date of this press release.

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